SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. )*

UNITI GROUP INC.
(Name of Issuer)

Common Stock, $0.0001 par value per share
(Title of Class of Securities)

91325V108
(CUSIP Number)

June 27, 2019
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)
☒ Rule 13d-1(c)
☐ Rule 13d-1(d)

  *The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 91325V108	SCHEDULE 13G	Page 2 of 14 Pages

1	NAMES OF REPORTING PERSONS
PEG Bandwidth Holdings, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
1,125,000

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
1,125,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
1,125,000

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.5%

12	TYPE OF REPORTING PERSON
OO

CUSIP No. 91325V108	SCHEDULE 13G	Page 3 of 14 Pages

1	NAMES OF REPORTING PERSONS
AP PEG Bandwidth Investments, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
1,125,000

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
1,125,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
1,125,000

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.5%

12	TYPE OF REPORTING PERSON
OO

CUSIP No. 91325V108	SCHEDULE 13G	Page 4 of 14 Pages

1	NAMES OF REPORTING PERSONS
AP PEG Bandwidth Investments Holdings, LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
1,125,000

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
1,125,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
1,125,000

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.5%

12	TYPE OF REPORTING PERSON
OO

CUSIP No. 91325V108	SCHEDULE 13G	Page 5 of 14 Pages

1	NAMES OF REPORTING PERSONS
Associated Partners, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Guernsey

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
9,802,163

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
9,802,163

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
9,802,163

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.1%

12	TYPE OF REPORTING PERSON
PN

CUSIP No. 91325V108	SCHEDULE 13G	Page 6 of 14 Pages

1	NAMES OF REPORTING PERSONS
Associated Partners GP, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Guernsey

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
9,802,163

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
9,802,163

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
9,802,163

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.1%

12	TYPE OF REPORTING PERSON
PN

CUSIP No. 91325V108	SCHEDULE 13G	Page 7 of 14 Pages

1	NAMES OF REPORTING PERSONS
Associated Partners GP Limited

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Guernsey

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
9,802,163

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
9,802,163

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
9,802,163

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.1%

12	TYPE OF REPORTING PERSON
PN

CUSIP No. 91325V108	SCHEDULE 13G	Page 8 of 14 Pages

1	NAMES OF REPORTING PERSONS
David Berkman

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
9,878,363

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
9,878,363

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
9,878,363

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.1%

12	TYPE OF REPORTING PERSON
IN

CUSIP No. 91325V108	SCHEDULE 13G	Page 9 of 14 Pages

1	NAMES OF REPORTING PERSONS
William Berkman

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
9,822,163

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
9,822,163

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
9,822,163

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.1%

12	TYPE OF REPORTING PERSON
IN

CUSIP No. 91325V108	SCHEDULE 13G	Page 10 of 14 Pages

Item 1(a).	NAME OF ISSUER

The name of the issuer is Uniti Group Inc. (the “Company”).
Item 1(b).	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES

The Company’s principal executive offices are located at 10802 Executive Center Drive, Benton Building, Suite 300, Little Rock, Arkansas 72211.
Item 2(a).	NAME OF PERSON FILING

This Schedule 13G is being filed on behalf of the following persons (the “Reporting Persons”):
(i) PEG Bandwidth Holdings, LLC, with respect to the Common Stock held by it;
(ii) AP PEG Bandwidth Investments, LLC, which is the sole member of PEG Bandwidth Holdings, LLC, with respect to the Common Stock held by PEG Bandwidth Holdings, LLC;
(iii) AP PEG Bandwidth Investments Holdings, LP, which is the sole member of AP PEG Bandwidth Investments, LLC, with respect to the Common Stock held by PEG Bandwidth Holdings, LLC;
(iv) Associated Partners, L.P., which is the limited partner that directly owns the equity of AP PEG Bandwidth Investments Holdings, LP, with respect to the Common Stock held by PEG Bandwidth Holdings, LLC;
(v) Associated Partners GP, L.P., which is the general partner of Associated Partners, L.P., with respect to the Common Stock held by PEG Bandwidth Holdings, LLC;
(vi) Associated Partners GP Limited, which is the general partner of Associated Partners GP, L.P., with respect to the Common Stock held by PEG Bandwidth Holdings, LLC; and
(vii) David Berkman and William Berkman, who, individually for their personal accounts, and through Associated Partners GP Limited, are responsible for the voting and investment decisions relating to the securities held by Associated Partners GP, L.P., Associated Partners, L.P., AP PEG Bandwidth Investments Holdings, LP, AP PEG Bandwidth Investments, LLC and PEG Bandwidth Holdings, LLC.

Item 2(b).	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

The principal business address of each of the Reporting Persons is c/o Associated Partners, L.P., 3 Bala Plaza East, Suite 502, Bala Cynwyd, PA 19004.
Item 2(c).	CITIZENSHIP
The information required by Items 2(c) is set forth in Row 4 of the cover page for each of the Reporting Persons and is incorporated herein by reference.
Item 2(d).	TITLE OF CLASS OF SECURITIES

Common Stock, par value $0.0001 per share (“Common Stock”).
Item 2(e).	CUSIP NUMBER

91325V108
Item 3.	IF THIS STATEMENT IS FILED PURSUANT TO Rules 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:
(a) ◻ Broker or dealer registered under Section 15 of the Act;

CUSIP No. 91325V108	SCHEDULE 13G	Page 11 of 14 Pages

(b)	◻	Bank as defined in Section 3(a)(6) of the Act;
(c)	◻	Insurance company as defined in Section 3(a)(19) of the Act;
(d)	◻	Investment company registered under Section 8 of the Investment Company Act of 1940;
(e)	◻	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
(f)	◻	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
(g)	◻	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
(h)	◻	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
(i)	◻	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
(j)	◻	A non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J);
(k)	◻	Group, in accordance with Rule 13d-1(b)(1)(ii)(K).
If filing as a non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J), please specify the type of institution: _____________________________________
Item 4.	OWNERSHIP

The information required by Items 4(a) - (c) is set forth in Rows 5 - 11 of the cover page for each of the Reporting Persons and is incorporated herein by reference.
Item 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Not applicable.

CUSIP No. 91325V108	SCHEDULE 13G	Page 12 of 14 Pages

Item 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not applicable.
Item 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

Not applicable.
Item 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not applicable.
Item 9.	NOTICE OF DISSOLUTION OF GROUP

Not applicable.
Item 10.	CERTIFICATION

Each of the Reporting Persons hereby makes the following certification:

By signing below each of the Reporting Persons certifies that, to the best of its or his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 91325V108	SCHEDULE 13G	Page 13 of 14 Pages

SIGNATURES

After reasonable inquiry and to the best of his or its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

DATED: July 8, 2019
PEG Bandwidth Holdings, LLC

By:	/s/ David Berkman
Name:	David Berkman
Title:	Managing Partner
AP PEG Bandwidth Investments, LLC

By:	/s/ David Berkman
Name:	David Berkman
Title:	Managing Partner
AP PEG Bandwidth Investments Holdings, LP

By:	/s/ David Berkman
Name:	David Berkman
Title:	Managing Partner of AP GP Holdings, LLC,
the general partner

Associated Partners, L.P.

By:	/s/ David Berkman
Name:	David Berkman
Title:	Director of Associated Partners GP Limited,
the general partner of Associated Partners GP, L.P.,
its general partner

Associated Partners GP, L.P.

By:	/s/ David Berkman
Name:	David Berkman
Title:	Director of Associated Partners GP Limited,
its general partner

Associated Partners GP Limited

By:	/s/ David Berkman
Name:	David Berkman
Title:	Director

/s/ David Berkman
David Berkman
/s/ William Berkman
William Berkman

CUSIP No. 91325V108	SCHEDULE 13G	Page 14 of 14 Pages

EXHIBIT A
JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

DATED: July 8, 2019
PEG Bandwidth Holdings, LLC

By:	/s/ David Berkman
Name:	David Berkman
Title:	Managing Partner
AP PEG Bandwidth Investments, LLC

By:	/s/ David Berkman
Name:	David Berkman
Title:	Managing Partner
AP PEG Bandwidth Investments Holdings, LP

By:	/s/ David Berkman
Name:	David Berkman
Title:	Managing Partner of AP GP Holdings, LLC,
the general partner

Associated Partners, L.P.

By:	/s/ David Berkman
Name:	David Berkman
Title:	Director of Associated Partners GP Limited,
the general partner of Associated Partners GP, L.P.,
its general partner

Associated Partners GP, L.P.

By:	/s/ David Berkman
Name:	David Berkman
Title:	Director of Associated Partners GP Limited,
its general partner

Associated Partners GP Limited

By:	/s/ David Berkman
Name:	David Berkman
Title:	Director

/s/ David Berkman
David Berkman
/s/ William Berkman
William Berkman